CALCULATION OF FILING FEE TABLES

FORM S-8
(Form Type)

Moog Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Other	Deferred Compensation Obligations (1)	457 (h)	$25,000,000	N/A	$25,000,000	$138.10 per $1,000,000	$3,452.50
Total Offering Amounts					$25,000,000		$3,452.50
Total Fee Offsets							$—
Net Fee Due							$3,452.50

(1) The deferred compensation obligations include general unsecured obligations of Moog Inc. to pay up to $25,000,000 of deferred compensation from time to time in the future in accordance with the terms of the Moog Inc. Non-Qualified Deferred Compensation Plan (the "Plan").

(2) Calculated in accordance with Rule 457(h) of the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and based on an estimate of the amount of compensation participants may defer under the Plan.